Exhibit 4.4

AMENDMENT to
COMMON STOCK PURCHASE WARRANT

5E Advanced Materials, Inc.

THIS AMENDMENT TO common STOCK PURCHASE WARRANT (this “Amendment”) is made as of December __, 2025 by and between 5E Advanced Materials, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Holder”), and constitutes an amendment to that certain Common Stock Purchase Warrant issued by the Company on March 13, 2025 and held by the Holder (the “Warrant”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Warrant.

WHEREAS, pursuant to Section 4(l) of the Warrant, the Warrant may be modified or amended with the written consent of the Company and the Holder;

WHEREAS, the Company and the Holder desire to amend the Warrant as set forth in this Amendment; and

WHEREAS, the Company and the Holder desire for the Holder to exercise at least 10% of the Warrant by paying lawful money of the United States as set forth in Section 2(a) of the Warrant, and concurrently therewith have the Holder exercise the remainder of the Warrant on a cashless basis as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant as set forth herein.

1.
Amendment to the Warrant.
1.1
Section 2(c) of the Warrant is hereby amended by deleting it in its entirety and replacing it with the following:

“c) Cashless Exercise. If the Holder has exercised this Warrant for at least 10% of the initial number of Warrant Shares to which this Warrant relates by paying lawful money of the United States as set forth in Section 2(a) of the Warrant, then the remainder of this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (C)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(C) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c), except to the extent required by applicable law. “VWAP” means, for any period of determination, as reported by Bloomberg Financial Markets (or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation mutually and reasonably agreed upon by the parties in writing) the volume weighted average trading price per share of Common Stock at which the shares of Common Stock have traded as set forth on the on the Principal Market for the period (calculated by dividing the aggregate trading price of all shares of Common Stock sold during the period by the aggregate number of shares of Common Stock sold during the period) expressed in U.S. Dollars.”

2.
Notice of Exercise. Notwithstanding anything to the contrary in the Warrant, the Holder hereby elects to exercise the Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2(c) (as amended by this Amendment), and the parties acknowledge that the Notice of Exercise shall be deemed to have been delivered for such cashless exercise on the date of this Amendment; provided, however, that no cashless exercise shall be effected unless and until the Holder has exercised the Warrant for at least 10% of the initial number of Warrant Shares to which the Warrant relates by paying lawful money of the United States as set forth in Section 2(a) of the Warrant.
3.
Miscellaneous Provisions.
3.1
No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrant shall remain unchanged and in full force and effect.
3.2
Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

5E ADVANCED MATERIALS, INC.

By:
Name:	Paul Weibel
Title:	Chief Executive Officer

[HOLDER]

By:
Name:
Title:

[Signature Page to Amendment to Common Stock Purchase Warrant]

NOTICE OF EXERCISE

To: 5E Advanced Materials, Inc.

(1)
The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)
Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)
Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: